                                                                     EXHIBIT 2.9



                                DATED  01 FEB 2000
                                      --------------

                               (1)  CHOI, LEUNG CHI
                               (2)  PANG, MAN PO
                               (3)  HO, KA CHUNG
                               (4)  CHAN, KOON MAN SIMON

                                   AS VENDORS

                                       AND

                               (5)  ACG INTERNATIONAL INC.

                                  AS PURCHASER

                          ----------------------------

                                AGREEMENT FOR THE
                                SALE AND PURCHASE
                                  OF SHARES IN
                           HELIX WEB SERVICES LIMITED

                          -----------------------------


                          [BAKER & MCKENZIE LETTERHEAD]

                                    CONTENTS

Number                                          Clause Headings                                           Page
------                                          ---------------                                           ----
1.       Definitions and Interpretation......................................................................1
2.       Sale of Sale Shares.................................................................................5
3.       Consideration.......................................................................................6
4.       Conditions..........................................................................................6
5.       Completion..........................................................................................7
6.       Completion Accounts................................................................................10
7.       Adjustment of Consideration and Payment of Retained Consideration..................................12
8.       Post-Completion Obligations........................................................................12
9.       Warranties.........................................................................................16
10.      Retirement Scheme..................................................................................17
11.      Restriction on Announcements.......................................................................17
12.      Confidentiality of Information Received by the Vendors.............................................17
13.      Costs..............................................................................................18
14.      General............................................................................................18
15.      Notices............................................................................................19
16.      Governing Law and Submission to Jurisdiction.......................................................19

Schedules

SCHEDULE 1    The Vendors...................................................................................20
SCHEDULE 2    Details of the Company........................................................................*
SCHEDULE 3    The Properties................................................................................*
SCHEDULE 4    Deed of Indemnity.............................................................................*
SCHEDULE 5    Warranties....................................................................................*
SCHEDULE 6    Resignation Letter............................................................................*
SCHEDULE 7    Intellectual Property.........................................................................*
SCHEDULE 8    Software......................................................................................*
SCHEDULE 9    Disclosure Letter.............................................................................*


Execution...................................................................................................54

* Schedule omitted -- will be provided supplementally to the Commission upon request.

DATE:   01 FEB 2000
      ---------------

PARTIES:

(1)      The persons whose names are set out in Column 1 of Schedule 1 (the
         "VENDORS").

(2) ACG INTERNATIONAL INC., a company incorporated in the British Virgin Islands whose registered office is at First Floor, Columbus Centre Building, Road Town, Tortola, British Virgin Islands and which is a subsidiary of Asia Online, Ltd. (the "PURCHASER").


RECITALS:

(A) The Vendors are the registered holders and beneficial owners of all of the issued shares in the capital of Helix Web Services Limited ("THE COMPANY"). Particulars of the Company are set out in Schedule 2.

(B) The Vendors wish to sell and the Purchaser wishes to purchase the said shares on the terms and conditions set out in this Agreement.


TERMS AGREED:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

         "ACCOUNTING DATE"          31 August 1999;

         "ACCOUNTS"                 the unaudited financial statements of the
                                    Company for the accounting period which
                                    ended on the Accounting Date (each such
                                    financial statement comprising a balance sheet, profit and loss account), copies of which are annexed to the Disclosure Letter;

        "ADVERSE CONSEQUENCES"      shall have the meaning specified in Clause
                                    9.4.2;

        "ASIA ONLINE SHARES"        shall mean the Series C Common Stock of Asia
                                    Online, Ltd.;

        "AUDITED ACCOUNTS"          the audited financial statements of the
                                    Company for the accounting period which
                                    ended on 31 December 1998 (each such
                                    financial statement comprising a balance sheet, profit and loss account, notes and directors' and auditors' report), copies of which are annexed to the Disclosure Letter;

        "AUDITORS"                  L.Y. Lau & Co. of Room 701, Hollywood Plaza,
                                    610 Nathan Road, Kowloon, Hong Kong;

        "BOARD" the board of directors of the Company for the time being;

        "COMPANY"                   Helix Web Services Limited details of which
                                    are set out in Schedule 2;

        "COMPANY"                   any company or body corporate wherever
                                    incorporated;

        "COMPANIES ORDINANCE"       the Companies Ordinance (Chapter 32 of the
                                    Laws of Hong Kong);

        "COMPLETION"                completion of the sale and purchase of the
                                    Sale Shares as specified in Clause 5;

        "COMPLETION ACCOUNTS"       the audited balance sheet of the Company
                                    made up as at the close of business on the Completion Date and the audited profit and loss account of the Company for the period from the Accounting Date to the Completion
                                    Date, to be prepared and agreed or
                                    determined in accordance with the provisions of Clause 6;

        "COMPLETION DATE"           the date hereof (or such later date as the
                                    Parties may agree in writing);

        "CONDITIONS"                the conditions specified in Clause 4.1;

        "CONSIDERATION"             the total consideration for the Sale Shares
                                    being the cash consideration and share
                                    component specified in Clause 3 but subject to adjustment (if any) under Clause 7.1;

        "CONTINUING DIRECTOR"       Mr. Choi, Leung Chi, being one of the
                                    Directors;

        "DEED OF INDEMNITY"         the Deed in the form set out in Schedule 5;

        "DIRECTORS"                 the persons listed as directors of the
                                    Company in Schedule 2;

        "DISCLOSURE LETTER"         the letter of today's date from the Vendors
                                    to
                                    the Purchaser in the approved terms which shall be attached hereto as Schedule 9 and incorporated herein;

        "HONG KONG"                 the Hong Kong Special Administrative Region
                                    of the People's Republic of China;

        "INITIAL CONSIDERATION"     the amount of HK$3,600,000;

        "INTELLECTUAL PROPERTY"     Includes patents, knowhow, trade secrets and
                                    other confidential information, registered designs, copyrights, Internet domain names of any level, design rights, rights in circuit layouts, topography rights, trade marks, service marks, business names, registrations of, applications to register and rights to apply for registration of any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off;

        "LEASES" all the leases, sub-leases, tenancy agreements, sub-tenancy agreements, licences or other documents (including any options for extension relating thereto) granted or agreed to be granted to the Company or pursuant to which the Company holds or occupies any property, details of which are set out in Schedule 4;

        "LEASED PROPERTIES"         the properties short particulars of which
                                    are set out in Schedule 3;

        "MANAGEMENT ACCOUNTS"       the unaudited balance sheet of the Company
                                    as at 31 October 1999 and the unaudited
                                    profit and loss account of the Company for the period commencing from the day immediately following the Accounting Date and ending on 31 October 1999, copies of which are annexed to the Disclosure Letter;

        "NET ASSETS"                the net assets of the Company at Completion
                                    as shown by the Completion Accounts;

        "NET ASSETS STATEMENT"      shall have the meaning specified in Clause
                                    6.3;

        "OCCUPATIONAL RETIREMENT
        SCHEME" an occupational retirement scheme within the meaning given to that term in Section 2 of the

                                    Occupational Retirement Schemes Ordinance
                                    (Chapter 426 of the Laws of Hong Kong);

        "PARTIES"                   the named parties to this Agreement and
                                    their respective successors and assigns;

        "PROPERTIES"                the Leased Properties;

        "PURCHASER'S ACCOUNTANTS"   PricewaterhouseCoopers of 21st Floor,
                                    Prince's Building, Central, Hong Kong;

        "PURCHASER'S SOLICITORS"    Baker & of 14th Floor Hutchison House, 10
                                    Harcourt Road, Central, Hong Kong;

        "RETAINED CONSIDERATION"    the amount of HK$900,000 in cash;

        "SALE SHARES"               the 10,000 ordinary shares of HK$1.00 each
                                    in the issued share capital of the Company to be bought and sold pursuant to Clause 2;

        "TAX" all forms of taxation, estate duties, deductions, withholdings, duties, imposts, levies, fees, charges, social security contributions and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, federal or other body in Hong Kong or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith;

        "VENDORS'LAWYERS"           Bryan Cave LLP of 2106, Lippo Tower, Lippo
                                    Centre, 89 Queensway, Central, Hong Kong;

        "WARRANTIES"                the representations, warranties and
                                    undertakings contained or referred to in Clause 9 and Schedule 5; and

        "HK$"                       Hong Kong dollars.

1.2 Save where the context otherwise requires words and phrases the definitions of which are contained or referred to in the Companies Ordinance shall be construed as having the meaning thereby attributed to them.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to Sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the Sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.5 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 The expression "THE VENDORS" includes their respective personal representatives and the expression "THE PURCHASER" includes its successors and assigns.

1.7 References to "PERSONS" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.8 References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.9 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.10 All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.11 A document expressed to be "IN THE APPROVED TERMS" means a document the terms of which have been approved by or on behalf of the Parties and a copy of which has been signed for the purposes of identification by or on behalf of those Parties.

1.12     In construing this Agreement:

         1.12.1 the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

         1.12.2 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.


2.       SALE OF SALE SHARES

2.1 Subject to the terms of this Agreement, each of the Vendors shall sell as beneficial owner (and shall cause each other so to sell) and the Purchaser shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement, the number of Sale Shares set opposite his name in column 2 of Schedule 1.

2.2 Each of the Vendors hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares, whether under the articles of association of the Company or otherwise.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.


3.       CONSIDERATION

3.1 The total consideration payable for the Sale Shares shall be HK$4,500,000 (Four Million Five Hundred Thousand Hong Kong Dollars) in cash and in Asia Online Shares, as set forth in this Agreement (subject to adjustment of the Retained Consideration in accordance with Clause
         7).

3.2 The cash component of the Initial Consideration shall be payable on Completion to each of the Vendors in accordance with Clause 5.3.1 in the following amounts:

         Choi, Leung Chi                    HK$675,360
         Pang, Man Po                       HK$787,680
         Ho, Ka Chung                       HK$675,360
         Chan, Koon Man Simon               HK$787,680

3.3 Prior to the earlier of either (i) six months from the Completion Date or (ii) the date of the initial public offering of the shares of Asia Online, Ltd. on the NASDAQ Stock Exchange, the share component of the Initial Consideration shall be delivered to each of the Vendors as follows:

         Choi, Leung Chi                    3,600 Asia Online Shares
         Pang, Man Po                       1,800 Asia Online Shares
         Ho, Ka Chung                       3,600 Asia Online Shares
         Chan, Koon Man Simon               1,800 Asia Online Shares

3.4      The Retained Consideration shall be payable in accordance with Clause
         7.1.


4.       CONDITIONS

4.1      The sale and purchase of the Sale Shares is conditional upon:

         4.1.1 the Purchaser notifying the Vendor's Lawyers in writing that it is satisfied in reliance on the Warranties and upon inspection and investigation as to:-

                  4.1.1.1 the financial, contractual, taxation and trading positions of the Company;

                  4.1.1.2  the title of the Company to its assets; and

                  4.1.1.3 the results of its searches and the replies to its enquiries in regard to the Properties;

         4.1.2 all necessary consents being granted by third parties (including governmental or official authorities) and no statute, regulation or decision which would prohibit, restrict or materially delay the sale and purchase of the Sale Shares or the operation of the Company after Completion having been proposed, enacted or taken by any governmental or official authority;

         4.1.3 all necessary consents being granted by any landlord or other reversioner to any Lease where the sale and purchase of the Sale Shares would breach or be deemed to breach such Lease;

         4.1.4 Mr. Choi, Leung Chi duly executing an employment agreement with Asia Online (Hong Kong) Limited in the approved terms; and

         4.1.5 Mr. Ho, Ka Chung duly executing an employment agreement with the Asia Online (Hong Kong) Limited in the approved terms.

4.2 The Purchaser may waive all or any of such conditions at any time by notice in writing to the Vendors' Lawyers.

4.3 The Vendors shall use their best endeavours to procure the fulfilment of the Conditions on or before the Completion Date.

4.4 In the event that any of the Conditions shall not have been fulfilled (or waived pursuant to Clause 4.2) prior to the Completion Date then the Purchaser shall not be bound to proceed with the purchase of the Sale Shares and this Agreement shall cease to be of any effect except Clauses 1, 11, 12, 13, 14.1 to 14.5, 15 and 16 which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

4.5 In the event that the Purchaser shall give notice in writing of satisfaction of, or shall waive, the conditions contained in Clause 4.1.1, Clause 4.1.2, Clause 4.1.3 and Clause 4.1.4 such notice or waiver shall not imply that the Purchaser is not relying on the Warranties but rather only that it is prepared, in reliance upon the Warranties and such comfort, if any, as it has taken from its investigations, to proceed with the transaction.


5.       COMPLETION

5.1 Subject to the provisions of Clause 4, Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors when all (but not some only) of the events described in this Clause 5 shall occur.

5.2      At Completion, the Vendors shall:

         5.2.1    deliver to the Purchaser:

                  5.2.1.1 duly executed transfers and sold notes in respect of all of the Sale Shares in favour of the Purchaser or its nominees together with the relative share certificates together with a cheque for HK$5,625 in respect of the Vendors' 50% share of stamp duty drawn in favour of the Government of the Hong Kong Special Administrative Region and the Vendors undertake to pay forthwith half of any additional stamp duty which may be imposed in respect of such transfers of the Sale Shares;

                  5.2.1.2 such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of any of the Sale Shares;

                  5.2.1.3 the Deed of Indemnity duly executed by the Vendors and the Company;

                  5.2.1.4 a letter of resignation of the Auditors as the auditors of the Company, in the approved terms, such resignation to contain a statement in accordance with
                           Section 140A of the Companies Ordinance that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of the Company;

                  5.2.1.5 the title deeds, Leases and all other relevant deeds, documents and correspondence relating to the Properties;

                  5.2.1.6 all the statutory and other books and records (including financial records) duly written up to date of the Company and its certificate of incorporation, current business registration certificate, common seal and any other papers and documents of the Company;

                  5.2.1.7 written confirmation in the approved terms that none of the Vendors or Directors is aware of any matter or thing which is a breach of or inconsistent with any of the Warranties;

                  5.2.1.8 an unconditional letter of release from the Company's bankers, in the approved terms, evidencing the release and discharge of all guarantees, debentures and charges granted by the Company, if any;

                  5.2.1.9 certified copies of any powers of attorney under which any of the documents referred to in this Clause
                           5.2 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of any of the Vendors;

                  5.2.1.10 letters of resignation in the approved terms from each of the Directors (other than the Continuing Director) and the secretary of the Company, such resignations to take effect from close of the meeting of the Board referred to in Clause 5.2.4;

                  5.2.1.11 a duly executed release under seal, in the approved terms, releasing the Company from any liability whatsoever (whether actual or contingent) which may be owing to the Vendors by the Company at Completion;

                  5.2.1.12 irrevocable powers of attorney (in such form as the
                           Purchaser may require) executed under seal by each of the holders of the Sale Shares in favour of the Purchaser or such person(s) as may be nominated by the Purchaser to enable the Purchaser or its nominees (pending registration of the said transfers) to act generally in respect of the Sale Shares and to execute all voting and other rights attaching to the Sale Shares and to appoint proxies for that purpose;

                  5.2.1.13 evidence satisfactory to the Purchaser that all
                           guarantees given by the Company in favour of third parties in respect of the performance of the obligations of the Vendors or any other person have been released;

                  5.2.1.14 evidence satisfactory to the Purchaser that all loans or other indebtedness due or owing to the Company by any of the Vendors or Directors or other officers of the Company have been repaid in full; and

                  5.2.1.15 the duly executed copy of the employment agreement of the Continuing Director and Ho, Ka Chung with Asia Online (Hong Kong) Limited in the approved terms.

         5.2.2 pay all monies (if any) then owing by them to the Company, whether due for payment or not;

         5.2.3 cause the Directors to hold a meeting of the Board at which the Directors shall pass resolutions in the approved terms (inter alia) to:-

                  5.2.3.1 approve the registration of the Purchaser or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Sale Shares;

                  5.2.3.2 approve and authorise the execution by the Company of the Deed of Indemnity;

                  5.2.3.3 appoint the Purchaser's Accountants as auditors of the Company;

                  5.2.3.4 cause such persons as the Purchaser may nominate to be validly appointed as directors of the Company and upon such appointment forthwith cause the Directors, other than the Continuing Director, and the secretary of the Company to resign from their respective offices and as employees, each delivering to the Purchaser a letter under seal in the form set out in
                           Schedule 6 acknowledging that the person so retiring has no claim outstanding for compensation or otherwise; and

                  5.2.3.5 procure revocation of all authorities to the bankers of the Company relating to bank accounts and procure the giving of authority to such persons as the Purchaser may nominate to operate the same.

5.3      At Completion, the Purchaser shall:

         5.3.1 pay to each of the Vendors their respective cash component of the Initial Consideration as set out in Clause 3.2 by telegraphic bank transfer to the bank account nominated by each Vendor in writing not less than two business days prior to the Completion Date or by bank cheque; and

         5.3.2 deliver to the Vendors a counterpart Deed of Indemnity duly executed by the Purchaser.

5.4 Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of Clause 5 are not complied with by any of the Vendors on the Completion Date the Purchaser may:

         5.4.1 defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.4 shall apply to Completion as so deferred); or

         5.4.2 proceed to Completion so far as practicable (without prejudice to its rights under this Agreement).


6.       COMPLETION ACCOUNTS

6.1 Immediately after Completion the Purchaser's Accountants (or their representatives) and the Auditors (or their representatives) shall, if the Purchaser elects, participate in a physical stocktake conducted by the Company at the Properties.

6.2 The Purchaser and the Vendors shall use all reasonable endeavours to procure that draft accounts for the Company in respect of the period from the Accounting Date to the Completion Date shall be prepared by the Company as soon as reasonably practicable after such stocktake and such accounts:

         6.2.1 shall be prepared on the same accounting bases and in accordance with the same accounting and valuation principles and practices as the Accounts; and

         6.2.2 shall in all respects comply with current legislation and standard accounting principles and practice.

6.3 Following the preparation of such draft accounts, the Company shall submit them to the Auditors who shall conduct an audit applying the same bases and principles referred to in Clause 6.2 and produce the Completion Accounts and a draft statement as to the amount of the Net Assets (the "NET ASSET STATEMENT") confirming that in their opinion the Completion Accounts have been prepared in accordance with the provisions of this Clause 6. The Auditors shall agree in advance with the Purchaser's Accountants what audit procedures should be employed in conducting the audit and shall carry out the audit on that basis

6.4 The Auditors shall, as soon as reasonably practicable, submit the draft Completion Accounts and draft Net Asset Statement to the Purchaser's Accountants for their review to determine if there are any material adjustments required to the draft Completion Accounts and the draft Net Asset Statement. The Vendors shall procure that the Auditors' working papers and the Company's books and accounts are made available to the Purchaser's Accountants, if required by them in carrying out their review.

6.5 If the Purchaser's Accountants and the Auditors are able to agree the form and content of the Completion Accounts and the Net Asset Statement within 30 days of the date on which the drafts were submitted to the Purchaser's Accountants (or within such other period as the Vendors and the Purchaser may agree in writing), the accounts as so agreed shall be the Completion Accounts and the Auditors shall issue a Net Asset Statement which shall be final and binding on the Parties but such statement shall be without prejudice to the Purchaser's right to claim under the Warranties, the Deed of Indemnity or otherwise in respect of any matter. In carrying out their functions under this Agreement, the Auditors and the Purchaser's Accountants shall be deemed to be acting as experts and not as arbitrators.

6.6 If the Purchaser's Accountants and the Auditors shall not be able to agree the form and content of the Completion Accounts and the Net Asset Statement within 30 days of the date on which the draft accounts were first submitted to the Purchaser's Accountants (or within such other period as the Vendors and the Purchaser may agree in writing) the matter may be referred by the Vendors or the Purchaser to an independent firm of chartered accountants selected by agreement between the Vendors and the Purchaser or, failing agreement, nominated by the President for the time being of the Hong Kong Society of Accountants on the application of any of the Vendors or the Purchaser and:

         6.6.1 such independent firm of chartered accountants shall be requested to settle any matter in dispute, applying the same bases and principles as are referred to in Clause 6.2 and (unless both the Vendors and the Purchaser shall otherwise direct in writing) determine the form and content of the Completion Accounts and the Net Asset Statement; and

         6.6.2 the decision of such firm of chartered accountants as to the matter in dispute and their determination (if any) as to the form and content of the Completion Accounts and the Net Asset Statement shall, in the absence of manifest error, be final and binding on the Parties and such chartered accountants shall be deemed to act as experts and not as arbitrators.

6.7 The costs of the Auditors in respect of the preparation and determination of the Completion Accounts shall be borne by the Vendors and the costs of the Purchaser's Accountants shall be borne by the Purchaser. The costs of the independent chartered accountant, if any, shall be borne by the Vendors and the Purchaser equally.


7.       ADJUSTMENT OF CONSIDERATION AND PAYMENT OF RETAINED CONSIDERATION

7.1 Within seventy-five (75) days of the determination of the amount of the Net Assets in accordance with Clause 6:

         7.1.1 if the Net Assets is less than HK$0, the Purchaser will pay to the Vendors the Retained Consideration, less the amount that the Net Assets is less than HK$0; or

         7.1.2 if the Net Assets exceeds HK$0, the Purchaser shall pay to the Vendors' Lawyers (whose receipt shall be an absolute discharge thereof) the Retained Consideration, plus an amount equal to such excess and the Purchaser shall not be concerned to see to the distribution of the monies so paid.


8.       POST-COMPLETION OBLIGATIONS

         8.1 Each of the Vendors undertakes with the Purchaser (for itself and as trustee for the Company) that, except with the consent in writing of the Purchaser and subject to the provisions of Clause 8.3:

         8.1.1 for the period of twenty-four (24) months after Completion he will not within any country or place in which the Company has carried on business during the year preceding Completion either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, employee, partner, agent or otherwise in carrying on the business of Web hosting (other than as a holder of not more than 5 per cent (5%) of the issued shares or debentures of any company listed on a recognised stock exchange). Notwithstanding the foregoing, any of the Vendors may be employed by a company which engages in the business of web hosting, provided such Vendor does not directly participate in, supervise, manage or control the web hosting business of such company;

         8.1.2 for the period of twenty-four (24) months after Completion he will not either on his own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from the Company the custom of any person, firm, company or organisation who shall at any time within the year preceding the date hereof have been a customer, identified prospective customer, representative, agent, or correspondent of the Company or in the habit of dealing with the Company or enter into any contract for sale and purchase of Web hosting services or accept any Web hosting business from any such person, firm, company or organisation;

         8.1.3 for the period of twenty-four (24) months after Completion he will not either on his own account or in conjunction with or on behalf of any other person, firm or company employ, solicit, entice away or attempt to employ, solicit or entice away from the Company any person who at the date hereof is or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been an officer, manager, consultant or employee of the Company whether or not such person would commit a breach of contract by reason of leaving such employment;

         8.1.4 he will not at any time hereafter make use of or disclose or divulge to any person (other than to officers, employees, or professional advisers of the Company whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the Company, the identity of its customers and suppliers, its products, finance, contractual arrangements, business or methods of business and shall use his best endeavours to prevent the publication or disclosure of any such information, except in his capacity as a continuing director and employee of the Company, as may be appropriate;

         8.1.5 if, in connection with the business or affairs of the Company, he shall have obtained trade secrets or other confidential information belonging to any third party under an agreement purporting to bind the Company which contained restrictions on disclosure he will not without the previous written consent of the board of directors of the Purchaser at any time infringe or take any action which would or might result in an infringement of such restrictions;

         8.1.6 he will not at any time hereafter in relation to any trade, business or company use a name or trade mark including the word or symbol Helix or its Chinese equivalent or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with the name or any trade mark of the Company and shall use his best endeavours to procure that no such name or trade mark shall be used by any person, firm or company with which he is connected.

8.2 Each Vendor shall procure that all companies and businesses directly or indirectly owned or controlled by him shall be bound by and observe the provisions of Clause 8.1 to Clause 8.4 as if they were parties covenanting with the Purchaser in the same terms.

8.3 While the restrictions contained in Clause 8.1 to Clause 8.4 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.4 The restrictions contained in sub-Clauses 8.1 and 8.2 above shall be without prejudice to performance by and shall not limit the restrictions on Choi, Leung Chi under the terms of his employment agreement entered into pursuant to this Agreement.

8.5 The Purchaser agrees to provide the Company with HK$800,000 in cash as working capital, in accordance with the Company's reasonable expansion needs, but in no event later than 31 March 2000.

8.6 In relation to the Leasing Programme for Dell computers dated 6 October 1999 entered into between the Company and Dell Computer Asia Ltd. with financing provided by Newcourt Credit Hong Kong Limited (the "Lessor"), the Vendors shall indemnify the Company and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by the Company that are directly caused by any failure to obtain the Lessor's consent to the sale and purchase of the Sale Shares by the Vendors to the Purchaser.

8.7 The Vendors shall indemnify the Company and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by the Company that are directly caused by any unauthorised or infringing use of any computer programs or software by the Company.

8.8 The Vendors shall indemnify the Company and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by the Company that are directly caused by any Tax liabilities arising from the employment or termination of any and all employees of the Company.

8.9 In relation to the tenancy agreement dated 1 December 1998 entered into between the Company and Ms. Hsu Chi Liang and Yip Lina (the "First Landlord"), the Vendors shall indemnify the Company and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by the Company that are directly caused by the Company's use and occupation of the Company's current office premises at Room 903 Ricky Centre, 36 Chong Yip Street, Kwun Tong, Kowloon, Hong Kong for other than industrial use, including, but not limited to, any fines imposed by the Hong Kong government or any claims made by the First Landlord.

8.10 In relation to the tenancy agreement dated 21 December 1999 entered into between the Company and City Top Trading Limited (the "Second Landlord"), the Vendors shall indemnify the Company and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by the Company that are directly caused by the Company's use and occupation of the premises at Room 809 Ricky Centre, 36 Chong Yip Street, Kwun Tong, Kowloon, Hong Kong for other than industrial use, including, but not limited to, any fines imposed by the Hong Kong government or any claims made by the Second Landlord.

9.       WARRANTIES

9.1 Each of the Vendors jointly and severally represents, warrants and undertakes to and with the Purchaser that each of the statements set out in Schedule 7 is now true and accurate.

9.2 The Warranties (other than Warranties 1, 2, 3, 4, 5.1 and 15 in respect of which no qualification is accepted) are given subject to matters fully, fairly and specifically disclosed in the Disclosure Letter but no other information relating to the Company of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of this Agreement unless the same is accepted as such by the Purchaser and is expressly referred to in the Disclosure Letter.

9.3 The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties and has been induced by them to enter into this Agreement.

9.4 Without restricting the rights of the Purchaser or otherwise affecting the ability of the Purchaser to claim damages on any other basis available to it, in the event that any of the Warranties is broken or (as the case may be) proves to be untrue or misleading, the Vendors shall, on demand, pay to the Purchaser or, at the Purchaser's direction, the Company subject to Clauses 9.11 to 9.14:

         9.4.1 the amount necessary to put the Company into the position which would have existed if the Warranties had not been broken or (as the case may be) had been true and not misleading; and

         9.4.2 all costs and expenses incurred by the Purchaser and the Company in connection with or as a result of such breach and any costs (including legal costs on a solicitor and own client basis), expenses or other liabilities which any of them may incur either before or after the commencement of any action in connection with (i) any legal proceedings in which the Purchaser claims that any of the Warranties has been broken or is untrue or misleading and in which judgment is given for the Purchaser or (ii) the enforcement of any settlement of, or judgment in respect of, such claim (the amounts, costs and expenses described in Clause 9.4.1 and this Clause 9.4.2, collectively are referred to herein as "Adverse Consequences").

9.5 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement, nor by anything in the Disclosure Letter which is not expressly referenced to the Warranty concerned.

9.6 Where any statement in the Warranties or any confirmation or certificate given by any of the Vendors hereunder or pursuant hereto is qualified by the expression "so far as the Vendors are aware" or "to the best of the Vendors' knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

9.7 Each of the Vendors hereby agrees with the Purchaser (for itself and as trustee for the Company) to waive any rights which he may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company or its officers, employees or advisers in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

9.8 The Vendors shall give to the Purchaser and its solicitors and accountants both before and after Completion all such information and documentation relating to the Company as the Purchaser shall reasonably require to enable it to satisfy itself as to the accuracy and due observance of the Warranties.

9.9 The benefit of the Warranties may be assigned in whole or in part and without restriction by the person for the time being entitled thereto.

9.10 If any sum payable by the Vendors under this Clause 9 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made.

9.11 The Purchaser shall notify the Vendors in writing within a reasonable period of time after becoming aware of, and shall provide to the Vendors at such time all material information and documentation in its possession reasonably necessary to support and verify, any Adverse Consequences that the Purchaser shall have determined have given rise to, or could reasonably be expected to give rise to, a claim under this Clause 9.

9.12 If any third party shall notify the Purchaser of any matter which may give rise to a claim under this Clause 9, then the Purchaser shall promptly notify the Vendors thereof in writing. The Vendors shall have the right to defend the Company and/or Purchaser against the third party claim with counsel of its choice satisfactory to the Purchaser, provided the Vendors conduct the defense of such third party claim actively and diligently.

9.13 The Vendors shall not have any liability for indemnification under this Clause 9 for breaches of the Warranties until the aggregate amount of all Adverse Consequences in connection with or as a result of such breach exceeds HK$50,000.

9.14     The liabilities of the Vendors under the Warranties shall:

         (a) cease after a period of two (2) years commencing on the Completion Date hereof except in respect of matters which have been the subject of a written claim made before such date by the Purchaser or the Purchaser's Solicitors to any of the Vendors or the Vendors' Lawyers; and

         (b) in relation to the year 2000 or Malfunction (as defined in paragraph 9 of Schedule 5 herein) Warranties in paragraphs 5.19, 8.5 and 9.8 of Schedule 5 herein, be limited to a maximum aggregate amount of HK$4,500,000;

         PROVIDED ALWAYS that if in any case the relevant claim or claims has arisen by reason of:

         9.14.1 fraud or wilful concealment or dishonesty or deliberate non disclosure on the part of any of the Vendors or on the part of any officer or representatives of the Company prior to the date of this Agreement; or

         9.14.2 the Company not having good title to any asset (including any shares or stock of any company) of which it is now warranted to be the owner; or

         9.14.3 any of the Vendors or any signatory on their respective behalfs being claimed not to have had legal authority or capacity to enter into the Agreement or any agreement ancillary thereto;

         then in any such case none of the limitations whether as to amount or time set forth in this Clause 9.14 shall apply.


10.      RETIREMENT SCHEME

         The Vendors represent and warrant that there is no Occupational Retirement Scheme operated in respect of the Directors and employees of the Company.


11.      RESTRICTION ON ANNOUNCEMENTS

         Each of the Parties undertakes that it will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules any of the Parties is subject) make any announcement in connection with this Agreement unless the other Parties shall have given their respective consents to such announcement (which consents may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).


12.      CONFIDENTIALITY OF INFORMATION RECEIVED BY THE VENDORS

12.1 The Vendors undertake with the Purchaser that they shall treat as strictly confidential all information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the Purchaser or any member of the Purchaser's Group and subject to the provisions of Clause 12.2 that they will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use their best endeavours to prevent the publication or disclosure of any such information.

12.2 The restrictions contained in Clause 12.1 shall not apply so as to prevent the Vendors from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant Vendor is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Clause 12 shall apply to and the Vendors shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 12 by any Vendor.


13.      COSTS

13.1 Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

13.2 The Vendors confirm that no expense of whatever nature relating to the sale of the Sale Shares to the Purchaser has been or is to be borne by the Company.


14.      GENERAL

14.1 This Agreement shall be binding upon and enure for the benefit of the estates, personal representatives or successors of the Parties.

14.2 This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the Parties.

14.3 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

14.4 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

14.5 If any liability of one or more but not all of the Vendors shall be or become illegal, invalid or unenforceable in any respect, such circumstance shall not affect or impair the liabilities of the other Vendors under this Agreement.

14.6 Any right of rescission conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by the Purchaser of any such other right or remedy.

14.7 The Purchaser may release or compromise the liability of any of the Vendors hereunder or grant to any Vendor time or other indulgence without affecting the liability of any other Vendor hereunder.

14.8 Subject to Clause 9.14, no failure of the Purchaser to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

14.9 Upon and after Completion the Vendors shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement and to place control of the Company in the hands of the Purchaser and pending the doing of such acts, deeds, documents and things the Vendors shall as from Completion hold the legal estate in the Sale Shares in trust for the Purchaser.

14.10 This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.


15.      NOTICES

         Any notice required to be given by any party hereto to any other shall be deemed validly served by hand delivery or by prepaid registered letter sent through the post (airmail if to an overseas address) or by facsimile transmission to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, any notice served by facsimile transmission shall be deemed to have been served when sent and any notice served by prepaid registered letter shall be deemed to have been served 48 hours 72 hours in the case of a letter sent by airmail to an address in another country after the time at which it was posted and in proving service it shall be sufficient (in the case of service by hand and prepaid registered letter) to prove that the notice was properly addressed and delivered or posted, as the case may be, and in the case of service by facsimile transmission to prove that the transmission was confirmed as sent by the originating machine.


16.      GOVERNING LAW AND SUBMISSION TO JURISDICTION

         This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts for the purpose of enforcing any claim arising hereunder.

                                   SCHEDULE 1

                                   THE VENDORS

         (1)                                                                     (2)
NAME AND ADDRESS OF THE VENDORS                                         NUMBER OF SALE SHARES
CHOI, LEUNG CHI                                                                 2,500
(Hong Kong Identity Card No. G808031(2))
2906 Pak Yuen House
Chuk Yuen Estate
Kowloon
Hong Kong


PANG, MAN PO                                                                    2,500
(Hong Kong Identity Card No. G660249(4))
9680 Mcburney Drive,
Richmond, B.C.,
Canada V6Y 3C6



HO, KA CHUNG                                                                    2,500
(Hong Kong Identity Card No. K144105(1))
Room 1234, Yiu Wo House
Yiu On Estate
Ma On Shan
New Territories
Hong Kong


CHAN, KOON MAN SIMON                                                            2,500
(Hong Kong Identity Card No. K176734(8))
Room 1806, Wang Hin House
Wang Tau Hom
Kowloon
Hong Kong

IN WITNESS WHEREOF the parties hereto have signed this document on the date appearing at the head hereof.


SIGNED, SEALED AND DELIVERED          )
by CHOI, LEUNG CHI                    )
in the presence of:                   )
                                      )  /s/ CHOI, LEUNG CHI



SIGNED, SEALED AND DELIVERED          )
by HO, KA CHUNG,                      )
the duly appointed attorney of        )
PANG, MAN PO                          )
in the presence of:                   )
                                      ) /s/ HO, KA CHUNG



SIGNED, SEALED AND DELIVERED          )
by HO, KA CHUNG                       )
in the presence of:                   )
                                      ) /s/ HO, KA CHUNG



SIGNED, SEALED AND DELIVERED          )
by CHAN, KOON MAN SIMON               )
in the presence of:                   )
                                      ) /s/ CHAN, KOON MAN SIMON



SIGNED BY  Kevin Randolph             )
for and on behalf of                  )
ACG INTERNATIONAL INC.                )
in the presence of:                   ) /s/ KEVIN H. RANDOLPH



                                       53